Contact:	Peter J. Cunningham
First Vice President, Investor Relations
516-327-7877
ir@astoriafederal.com

FOR IMMEDIATE RELEASE

ASTORIA FINANCIAL CORPORATION TO ANNOUNCE THIRD QUARTER
EARNINGS & HOST CONFERENCE CALL

Lake Success, New York, September 18, 2007 -- Astoria Financial Corporation (NYSE: AF), announced that it expects to report third quarter earnings on Thursday, October 18, 2007 at approximately 8:00 a.m. Eastern Time (ET). A copy of the news release will be immediately available on its web site, www.astoriafederal.com.
The Company also announced that George L. Engelke, Jr., Chairman & CEO of Astoria will host an earnings conference call on Thursday, October 18, 2007 at 3:30 p.m. (ET).
Toll-free dial-in:	(888) 562-3356	Conference ID:	9240715
International dial-in:	(973) 582-2700	Conference ID:	9240715
A simultaneous webcast of the conference call will also be available on the Company’s web site at www.astoriafederal.com and will be archived for one year.
A telephone replay will be available on Thursday, October 18, 2007 from 7:00 p.m. (ET) through Friday, October 26, 2007, 11:59 p.m.
Replay # (Domestic):	(877) 519-4471	PIN Code:	9240715
Replay # (International)	(973) 341-3080	PIN Code:	9240715

Astoria Financial Corporation, the holding company for Astoria Federal Savings and Loan Association, with assets of $21.6 billion is the sixth largest thrift institution in the United States. Established in 1888, Astoria Federal is the largest thrift depository headquartered in New York with deposits of $13.4 billion and embraces its philosophy of “Putting people first” by providing the customers and local communities it serves with quality financial products and services through 86 convenient banking office locations and multiple delivery channels, including its enhanced website, www.astoriafederal.com. Astoria Federal commands the fourth largest deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau, and Suffolk counties with a population exceeding that of 38 individual states. Astoria Federal originates mortgage loans through its banking offices and loan production offices in New York, an extensive broker network covering twenty-six states, primarily the East Coast, and the District of Columbia, and through correspondent relationships covering forty-three states and the District of Columbia.

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